Exhibit 99.B(m)(1)(A)(iii)

October 17, 2007

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the ING Investors Trust Amended and Restated Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for the Service 2 Class Shares of ING LifeStyle Conservative Fund pursuant to the Amended and Restated Distribution Plan (the “Distribution Plan”)  of ING Investors Trust, in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Distribution Plan were 0.15%.  By this letter, we agree to waive that fee for the period October 17, 2007 through May 1, 2009.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:
ING Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC